Exhibit 10.4

KKR MANAGEMENT HOLDINGS L.P.

9 West 57th Street, Suite 4200

New York, NY 10019

KKR FUND HOLDINGS L.P.

9 West 57th Street, Suite 4200

New York, NY 10019

December 19, 2014

WMI Holdings Corp.

1201 Third Avenue, Suite 3000

Seattle, Washington 98101

Re: Exercise and Transfer of Warrants

Ladies and Gentlemen:

1.	This letter agreement is made as of December 19, 2014, by and among KKR Management Holdings L.P. (the “Warrantholder”), KKR Fund Holdings L.P. (the “Preferred Stockholder”) and WMI Holdings Corp. (“WMI”).

2.	Reference is hereby made to that certain proposed issuance of Series B Convertible Preferred Stock of WMI (the “Series B Issuance”), pursuant to which WMI intends to offer and sell 600,000 shares of Series B Convertible Preferred Stock (the “Series B Preferred Stock”). In connection with the Series B Issuance, the Preferred Stockholder, or an affiliate thereof, has agreed to purchase 200,000 shares of the Series B Preferred Stock (the “Anchor Investment”).

3.	Pursuant to that certain Investment Agreement, dated as of January 30, 2014, by and among WMI, the Preferred Stockholder and the Warrantholder, (i) the Preferred Stockholder acquired 1,000,000 shares of the Series A Convertible Preferred Stock (collectively, the “Series A Preferred Stock”) and (ii) the Warrantholder acquired certain warrants to purchase, in the aggregate, 61.4 million shares of the common stock of WMI (collectively, the “Warrants”).

4.	Upon consummation of the Anchor Investment, each of the Warrantholder and the Preferred Stockholder, as applicable, hereby agrees that it shall not (i) convert any or all of its Series A Preferred Stock, (ii) exercise its right to acquire common stock of WMI, in whole or in part, under the Warrants or (iii) offer, sell, assign, transfer, or otherwise dispose of any of the Series A Preferred Stock or Warrants, except as to an Affiliate (as defined in that certain Investor Rights Agreement, dated as of January 20, 2014, by and among WMI, the Preferred Stockholder and any other parties thereto), in either case until on or after March 20, 2015.

5.	This letter agreement shall remain effective until the earlier to occur of (i) March 20, 2015 and (ii) termination of this letter agreement in a writing executed by the Warrantholder, the Preferred Stockholder and WMI.

6.

This letter agreement shall be deemed to be made and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of New York. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of New

York and the federal courts of the United States of America located in the State of New York solely for the purposes of any suit, action or other proceeding between any of the parties hereto arising out of this letter agreement or any transaction contemplated hereby, and hereby waive, and agree to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this letter agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such New York state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Paragraph 8 below or in such other manner as may be permitted by law, shall be valid and sufficient service thereof. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS LETTER AGREEMENT OR TH E TRANSACTIONS CONTEMPLATED HEREBY.

7.	Except as otherwise provided herein and subject to Paragraph 11 below, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto.

8.	Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to Warrantholder or Preferred Stockholder, to:

c/o Kohlberg Kravis Roberts & Co. L.P.

9 West 57th Street

Suite 4200

New York, New York 10019

Attn: David Sorkin

Fax: (212) 750-0003

with a copy to (which copy alone shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attn: Gary I. Horowitz, Esq.

Telephone: (212) 455-2000

Fax: (212) 455-2502

If to WMI, to:

WMI Holdings, Inc.

1201 Third Avenue, Suite 3000

Seattle, WA 98101

Attn: Chad Smith

Telephone: (206) 432-8731

Fax: (206) 432-8877

with a copy to (which copy alone shall not constitute notice):

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

Attn: Kerry E. Berchem, Esq.

Telephone: (212) 871-1095

Fax: (212) 872-1002

9.	The parties hereto acknowledge and agree that irreparable damage to the other party would occur in the event that any of the provisions of this letter agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party shall be entitled to an injunction, injunctions or other equitable relief, without the necessity of posting a bond, to prevent or cure breaches of the provisions of this letter agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which the parties may be entitled by law or equity.

10.	Nothing in this letter agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this letter agreement.

11.	This letter agreement shall not be assignable by any party hereto without the prior written consent of the other parties.

12.	This letter agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. This letter agreement may be executed by facsimile signature(s).

13.	In the event that any provision of this letter agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this letter agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this letter agreement to any party.

Very truly yours,

KKR Management Holdings L.P.

By: KKR Management Holdings Corp., its general partner

By:	/s/ David J. Sorkin
Name: David J. Sorkin
Title: Director

KKR Fund Holdings L.P.

By: KKR Group Holdings L.P., its general partner

By: KKR Group Limited, its general partner

By:	/s/ David J. Sorkin
Name: David J. Sorkin
Title: Director

ACKNOWLEDGED BY:

WMI Holdings Corp.

By:	/s/ Charles Edward Smith
	Name:	Charles Edward Smith
	Title:	President, Interim Chief Executive Officer,
Interim Chief Legal Officer and Secretary

[Signature page to Side Letter]